Exhibit 99.1

BED BATH & BEYOND INC. REPORTS THIRD QUARTER RESULTS (ENDING NOVEMBER 27, 2021) DELIVERING STRONG GROSS MARGIN PERFORMANCE

Net Sales of $1,878M; Sequential Comparable Sales Improvement Within the Fiscal Quarter
Company Offsets Higher Freight Costs, While Product Replenishment Delays Pressure Sales Amidst Supply Chain Constraints
GAAP Gross Margin of 35.6%; Adjusted Gross Margin of 35.9% Reflecting Significant Expansion vs. Q3'20 and Q3'19
Announces Further SG&A and Expense Optimization of Approx. $100 Million Annualized

UNION, New Jersey, January 06, 2022 --- Bed Bath & Beyond Inc. (NASDAQ: BBBY) today reported financial results for the third quarter of fiscal 2021 ended November 27, 2021.

	Reported (GAAP)			Adjusted[2]
($ in millions, except per share data)	Three months ended			Three months ended
	November 27, 2021	November 28, 2020	Diff	November 27, 2021	November 28, 2020	Diff
Net Sales	$1,878	$2,618	(28)%	$1,878	$2,618	(28)%
Core[1] Sales				$1,878	$2,186	(14)%
Comparable[3] Sales						(7)%

Gross Margin	35.6%	36.5%	-90bps	35.9%	35.4%	+50bps
SG&A Margin	37.2%	34.0%	320bps	37.2%	34.0%	320bps

Net (Loss) Income	($276)	($75)	($201)	($25)	$10	($35)
Adjusted[2] EBITDA				$41	$121	($80)
Adjusted[2] EBITDA Margin				2.2%	4.6%	-240bps
EPS - Diluted	($2.78)	($0.61)	($2.17)	($0.25)	$0.08	($0.33)

Mark Tritton, Bed Bath & Beyond’s President and CEO said, “During a quarter where our sales momentum was not where we wanted it to be with sales of $1.9 billion and a 7% comp decline, improved momentum in November and strong gross margins demonstrated progress in our transformation. After our previously announced slower start to sales in September and October, we drove a change in trends by November with our comp decline improving, particularly in stores. However, overall sales were pressured despite customer demand due to the lack of availability with replenishment inventory and supply chain stresses that had an estimated $100 million, or mid-single digit, impact on the quarter and an even higher impact in December. Nevertheless, our customer acquisition strategy for the Bed Bath banner is gaining traction as evidenced by our Beyond+ loyalty program, which grew by nearly half a million members after one of our largest new subscriber quarters. Our buybuy BABY banner continues to deliver double-digit growth and we are on track to achieve approximately $1.3 billion in sales in this first year of transformation - ahead of our investor day goals - all while improving profitability and market share."

"In response to a sharp increase in inflation and pervasive freight and supply chain headwinds, we swiftly implemented market-driven pricing, promo optimization and product mix plans. Our decisive actions led to an adjusted gross margin rate significantly exceeding plan and above 2020 and 2019 - a key financial barometer of our three-year transformation strategy. Our Owned Brands also continued to produce higher merchandise margins at increased penetration rates. We now intend to expand the Owned Brands strategy to BABY in 2022 as we look at margin enhancing strategies, given sales results in this business have stabilized as a result of our targeted efforts to improve this banner. We are identifying exciting new opportunities to drive sales and BABY is an important cornerstone of our plans, including our recently announced collaboration with Kroger and our own digital marketplace."

"Just as we delivered on gross margin during the quarter, our holistic focus is on improving our top and bottom line results as we continue to transform. While we continue to target sales improvement, we are also focused on SG&A. We are pursuing additional expense optimization measures of approximately $100 million annualized that will explore areas such as store fleet optimization, fixed costs and discretionary savings opportunities. Earlier this quarter we also announced that we expect to complete our $1 billion three-year share repurchase plan by the end of fiscal 2021, two years ahead of schedule, which underscores our ongoing confidence in our turnaround and commitment to our capital allocation framework."

"Having concluded just the third quarter of our multi-year plan, we will continue to execute our strategic transformation by diagnosing and reforming our legacy business to achieve our goals. As we prepare for 2022, we look forward to operating in a normalized environment with a base of business upon which to grow," concluded Mr. Tritton.

Q3 Highlights

•Net Sales of $1,878M declined (28)%, reflecting a (14)% decline related to a planned reduction from non-core banner divestitures and a Core1 Sales decline of (14)%
◦Core1 Sales decline primarily due to the impact of fleet optimization and Comparable3 Sales
•Comparable3 Sales decline of (7)% versus Q3 2020 and a decline of (4)% versus Q3 2019
◦Bed Bath & Beyond banner Comparable3 Sales decline of (10)%; buybuy BABY banner growth of mid-teens percentage
◦Comparable Sales improved sequentially within the quarter, particularly for the Bed Bath & Beyond banner
•Calendar November Comparable Sales Growth of low-single digit in US Stores, Flat in Total US (including digital)
◦Thanksgiving thru Cyber-Monday Comparable Sales growth of high-single digit
•Beyond+ program growth of nearly 0.5 million members, with Q3 2021 among the highest new enrollment periods in two years
•Gross Margin of 35.6%; Adjusted2 Gross Margin of 35.9%
•Adjusted2 Gross Margin reflects expansion of 50bps vs. Q3 2020 and 360bps vs. Q3 2019 driven by swift, market-driven pricing actions to offset expected freight cost increases and supply chain headwinds, as well as promotional optimization and continued traction with the Company's higher margin Owned Brands
•SG&A expense in-line with expectations
•Adjusted2 EBITDA of $41 million as a result of lower Net Sales
•Cash Flow from Operations of approximately $(0.3) billion reflects a planned, strategic inventory increase of $(0.3) billion in preparation for the Holiday season
•Company continues to demonstrate strong liquidity with cash, cash equivalents, restricted cash and investments of $0.6 billion in the fiscal 2021 third quarter, and approximately $0.7 billion as of December 25, 2021 reflecting positive operating cash flow for the current quarter-to-date period.
•Guidance outlook for 2021 fourth quarter established; Revised full fiscal year 2021 guidance outlook to reflect year-to-date performance
Fiscal 2021 Third Quarter Results (ending November 27, 2021)
Net sales of $1.88 billion declined (28)%, reflecting a (14)% decline related to a planned reduction from non-core banner divestitures and a Core1 banner sales decline of (14)%.
•Core1 sales performance versus last year were primarily driven by a decrease in Bed Bath & Beyond banner sales.
Comparable3 Sales decreased (7)% compared to the prior year period and (4)% compared to the fiscal 2019 third quarter. By channel, Comparable3 Sales declined (5)% in Stores and (9)% in Digital versus the fiscal 2020 third quarter.
•Comparable3 Sales reflects an estimated 7% impact from fleet optimization activity when compared to the fiscal 2020 third quarter.
Bed Bath & Beyond banner Comparable3 Sales decreased (10)% compared to the prior year period and decreased (5)% compared to the fiscal 2019 third quarter. Results exclude the Company's previously announced store network optimization program, which began in the second half of the prior fiscal year.
•Comparable3 Sales in key destination categories, which include Bedding, Bath, Kitchen Food Prep, Indoor Decor and Home Organization, declined (13)% compared to the 2020 fiscal third quarter and (3)% compared to the 2019 fiscal third quarter.

These categories represented approximately two-thirds of total Bed Bath & Beyond banner sales in the fiscal 2021 third quarter.
The buybuy BABY banner delivered its fourth consecutive quarter of positive growth with Comparable Sales increasing in the mid-teens compared to the fiscal 2020 third quarter, driven by double-digit growth in stores and high-single digit growth in digital.
GAAP Gross Margin was 35.6% for the quarter. Excluding special items, Adjusted2 Gross Margin was 35.9%, reflecting 320 basis point increase in merchandise margins compared to last year. This expansion was primarily related to a more favorable product mix from the Company's Owned Brands and the implementation of new pricing strategies in response to on-going inflationary pressures and global supply chain challenges. As such, the Company successfully offset more than 270 basis points of higher freight-related costs.

SG&A expense on both a GAAP and Adjusted2 basis remain at significantly decreased levels compared to the prior year period, primarily due to cost reductions including divestitures of non-core assets and lower rent and occupancy expenses on a more efficient store base. SG&A Margin for the quarter increased on a GAAP and Adjusted2 basis versus last year due to lower Net Sales.
Adjusted2 EBITDA for the period was $41 million reflecting lower Net Sales.
Net Loss per diluted share of ($2.78) for the quarter reflected approximately ($2.53) of special items for the quarter. Excluding special items, Adjusted2 Net Loss per diluted share was ($0.25). Special items during the third quarter included ($1.82) related to the accounting effects of a non-cash, income tax charge for a valuation allowance recorded in the quarter against certain of the Company’s deferred tax assets. This valuation allowance does not impact the Company's ability to utilize any deferred tax assets in the future. Special items also reflect charges such as non-cash impairments related to certain store-level assets and tradenames, loss on sale of businesses, and charges recorded in connection with the Company's restructuring and transformation initiatives. Restructuring and transformation initiative charges include accelerated transitional markdowns related primarily to the planned assortment transition to Owned Brands as well as costs associated with the Company’s transformation initiatives, including store closures related to the Company's fleet optimization. Adjusted Net Loss per diluted share also reflects a current and deferred income tax benefit on the Company’s Adjusted Pre-Tax Loss.
In preparation for the peak Holiday season, the Company strategically increased its merchandise inventory of approximately $(0.3) billion, and as a result operating cash flow for the quarter was approximately $(0.3) billion. Accordingly, free cash flow5 was negative, inclusive of $0.1 billion of planned capital expenditures in connection with store remodels, supply chain and information technology systems.
The Company returned approximately $120 million in capital to shareholders through share repurchases in the fiscal 2021 third quarter and more than $700 million since the program was announced in October 2020. As a reminder, on November 2, 2021, the Company announced plans to accelerate its $1 billion three-year share repurchase program from fiscal 2022 and fiscal 2023.
Cash, cash equivalents, restricted cash and investments totaled approximately $0.6 billion in the fiscal 2021 third quarter. As of December 25, 2021, cash, cash equivalents, restricted cash and investments totaled approximately $0.7 billion. This current quarter-to-date result reflects approximately $0.2 billion in positive operating cash flow due to working capital improvements and $0.1 billion in capital expenditures and share repurchase activity during the period.
Total Liquidity4 was approximately $1.5 billion as of fiscal 2021 third quarter, and approximately $1.6 billion as of December 25, 2021, including the Company’s asset based revolving credit facility.

Guidance Outlook
As a reminder, Net Sales throughout fiscal 2021 include the Company's Core1 businesses and reflects planned reductions related to the Company's store fleet optimization activity.

Fiscal 2021 Fourth Quarter Outlook

The Company expects fiscal 2021 fourth quarter Net Sales of approximately $2.1 billion, which only reflects sales from the Company's Core1 businesses. Net Sales also includes planned sales reductions from divestitures and the Company's store fleet optimization program. On a Comparable Sales basis, the Company expects a high-single digit decline compared to the prior year period.

The Company expects to achieve Adjusted2 Gross Margin of 32.5% to 33.0%. This guidance reflects the continued impact of anticipated greater global supply chain challenges.

The Company expects Adjusted2 EBITDA between $80 million to $100 million and Adjusted2 EPS in the range of $0.00 to $0.15 per diluted share for the fiscal 2021 fourth quarter.

Fiscal Year 2021 Outlook

Based on its year-to-date performance, as well as current expectations for the fiscal fourth quarter, the Company is revising its fiscal year 2021 guidance outlook.

The Company now expects fiscal year 2021 Net Sales of approximately $7.9 billion. On a Comparable Sales basis, the Company expects high-single digit growth for the full fiscal year.

Adjusted2 Gross Margin is now anticipated to be in a range of 34.0% to 34.5% and Adjusted2 SG&A is expected to be approximately 34%.

The Company now expects Adjusted2 EBITDA to be in the range of $290 million to $310 million and Adjusted2 EPS range of ($0.15) to $0.00 per diluted share.

Additional details on the Company's fiscal 2021 outlook and visibility on the fourth quarter will be provided during its conference call as well as in its investor presentation available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations.

Fiscal 2021 Third Quarter Conference Call and Investor Presentation
Bed Bath & Beyond Inc.’s fiscal 2021 third quarter conference call with analysts and investors will be held today at 8:15am EDT and may be accessed by dialing 1-888-424-8151, or if international, 1-847-585-4422, using conference ID number 6725384#. A live audio webcast of the conference call, along with the earnings press release, investor presentation and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call for a period of at least one year.
The Company has also made available an Investor Presentation on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/events-and-presentations.

(1)The Company’s four Core banners include Bed Bath & Beyond, buybuy BABY, Harmon Face Values and Decorist.
(2)Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3)Comparable Sales reflects the year-over-year change in sales from the Company's retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company's store network optimization program.
(4)Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.
(5)Free Cash Flow is defined as operating cash flow less capital expenditures.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com. As of November 27, 2021, the Company had a total of 995 stores, including 809 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 133 buybuy BABY stores and 53 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2021 third quarter, the Company opened two stores including one Bed Bath & Beyond store and one buybuy BABY store. Additionally during the fiscal 2021 third quarter, the Company closed 5 stores including 4 Bed Bath & Beyond stores and one Harmon store. The joint venture to which the Company is a partner operates 10 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, adjusted net earnings per diluted share, and free cash flow. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, loss on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of Non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives, as well as more generally the status of its future liquidity and financial condition and its outlook for the Company’s 2021 fourth quarter and its 2021 fiscal year. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, preliminary, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with the COVID-19 pandemic and the governmental responses to it, including its impacts across the Company’s businesses on demand and operations, as well as on the operations of the Company’s suppliers and other business partners, and the effectiveness of the Company’s actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments, including the Company’s strategic restructuring program and store network optimization strategies; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company’s plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for the Company’s business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. Except as required by law, the Company does not undertake any obligation to update its forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Eric Mangan, media@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Net sales	$1,877,874	$2,618,472	$5,816,382	$6,613,887

Cost of sales	1,208,954	1,661,905	3,912,699	4,321,294

Gross profit	668,920	956,567	1,903,683	2,292,593

Selling, general and administrative expenses	697,953	890,740	2,009,687	2,461,365

Impairments, including on assets held for sale	1,759	57,997	18,472	172,434

Restructuring and transformation initiative expenses	41,219	16,770	99,400	47,648

Loss (gain) on sale of businesses	14,100	113,909	18,221	(75,619)

Operating loss	(86,111)	(122,849)	(242,097)	(313,235)

Interest expense, net	15,772	17,805	47,893	58,347

Loss (gain) on extinguishment of debt	—	—	376	(77,038)

Loss before provision (benefit) for income taxes	(101,883)	(140,654)	(290,366)	(294,544)

Provision (benefit) for income taxes	174,546	(65,213)	110,152	(134,712)

Net loss	$(276,429)	$(75,441)	$(400,518)	$(159,832)

Net loss per share - Basic	$(2.78)	$(0.61)	$(3.90)	$(1.29)
Net loss per share - Diluted	$(2.78)	$(0.61)	$(3.90)	$(1.29)

Weighted average shares outstanding - Basic	99,591	122,885	102,772	123,576
Weighted average shares outstanding - Diluted	99,591	122,885	102,772	123,576

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s third quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including the year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and the Company does not recommend the sole use of this non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2021 third quarter. In order for investors to be able to more easily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2020 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 27, 2021
			Excluding
	Reported		(Gain) loss on sale of Businesses	(Gain) loss on Extinguishment of debt	Restructuring and Transformation Expenses	Impairments	(Gain) loss on sale of property	Total income tax impact	Total Impact	Adjusted
Gross profit	668,920		$—	$—	$(6,111)	$—	$—	$—	$6,111	675,031
Gross margin	35.6%		—%	—%	0.3%	—%	—%	—%	0.3%	35.9%
Restructuring and transformation initiative expenses	41,219		—	—	(41,219)	—	—	—	(41,219)	—
(Loss) earnings before (benefit) provision for income taxes	(101,883)		14,100	—	47,330	1,759	—	—	63,189	(38,694)
Tax (benefit) provision	174,546		—	—	—	—	—	(188,674)	(188,674)	(14,128)
Effective tax rate	(171.3)%							207.8%	207.8%	36.5%
Net (loss) income	$(276,429)		$14,100	$—	$47,330	$1,759	$—	$188,674	$251,863	$(24,566)
Net (loss) earnings per share - Diluted	$(2.78)									$(0.25)
Weighted average shares outstanding- Basic	99,591									99,591
Weighted average shares outstanding- Diluted	99.591	(1)								99,591

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(276,429)		$14,100	$—	$47,330	$1,759	$—	$188,674	$251,863	$(24,566)
Depreciation and amortization	76,352		—	—	(12,792)	—	—	—	(12,792)	63,560
Loss on extinguishment of debt	—		—	—	—	—	—	—	—	—
Interest expense	15,772		—	—	—	—	—	—	—	15,772
Tax (benefit) provision	174,546		—	—	—	—	—	(188,674)	(188,674)	(14,128)
EBITDA	$(9,759)		$14,100	$—	$34,538	$1,759	$—	$—	$50,397	$40,638
EBITDA as % of net sales										2.2%
(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 28, 2020
			Excluding
	Reported		(Gain) loss on sale of Businesses	(Gain) loss on extinguishment of debt	Restructuring and Transformation Expenses	Impairments	Benefit from reduction of incremental markdown reserves	Total income tax impact	Total impact	Adjusted
Gross profit	956,567		—	—	13,929	—	(44,319)	—	(30,390)	926,177
Gross margin	36.5%		—%	—%	0.6%	—%	(1.7)%	—%	(1.1)%	35.4%
Restructuring and transformation initiative expenses	16,770		—	—	(16,770)	—	—	—	(16,770)	—
(Loss) earnings before (benefit) provision for income taxes	(140,654)		113,909	—	30,699	57,997	(44,319)	—	158,286	17,632
Tax (benefit) provision	(65,213)		—	—	—	—	—	72,415	72,415	7,202
Effective tax rate	46.4%							(5.6)%	(5.6)%	40.8%
Net (loss) income	$(75,441)		$113,909	$—	$30,699	$57,997	$(44,319)	$(72,415)	$85,871	$10,430
Net (loss) earnings per share - Diluted	$(0.61)									$0.08
Weighted average shares outstanding- Basic	122,885									122,885
Weighted average shares outstanding- Diluted	122,885	(1)								124,642

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(75,441)		$113,909	$—	$30,699	$57,997	$(44,319)	$(72,415)	$85,871	$10,430
Depreciation and amortization	93,706		—	—	(8,000)	—	—	—	(8,000)	85,706
Loss on extinguishment of debt	—		—	—	—	—	—	—	—	—
Interest expense	17,805		—	—	—	—	—	—	—	17,805
Tax (benefit) provision	(65,213)		—	—	—	—	—	72,415	72,415	7,202
EBITDA	$(29,143)		$113,909	$—	$22,699	$57,997	$(44,319)	$—	$150,286	$121,143
EBITDA as % of net sales										4.6%
(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	November 27, 2021	August 28, 2021	February 27, 2021
Assets
Current assets:
Cash and cash equivalents	$509,054	$970,592	$1,352,984
Short term investment securities	—	29,999	—
Merchandise inventories	1,911,859	1,590,669	1,671,909
Prepaid expenses and other current assets	526,540	510,109	595,152
Total current assets	2,947,453	3,101,369	3,620,045
Long term investment securities	19,237	19,459	19,545
Property and equipment, net	923,977	918,462	918,418
Operating lease assets	1,603,536	1,668,621	1,587,101
Other assets	162,435	359,612	311,821
Total assets	$5,656,638	$6,067,523	$6,456,930

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$908,070	$991,502	$986,045
Accrued expenses and other current liabilities	649,204	514,404	636,329
Merchandise credit and gift card liabilities	313,968	311,013	312,486
Current operating lease liabilities	347,721	349,847	360,061
Total current liabilities	2,218,963	2,166,766	2,294,921
Other liabilities	69,972	74,831	82,279
Operating lease liabilities	1,532,873	1,609,912	1,509,767
Income taxes payable	101,535	102,192	102,664
Long term debt	1,179,682	1,179,588	1,190,363
Total liabilities	5,103,025	5,133,289	5,179,994

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 344,140, 343,596 and 343,241, respectively; outstanding 96,338, 101,060 and 109,621 shares, respectively	3,441	3,436	3,432
Additional paid-in capital	2,227,469	2,218,400	2,152,135
Retained earnings	9,825,156	10,101,522	10,225,253
Treasury stock, at cost; 247,802, 242,536 and 233,620 shares, respectively	(11,454,757)	(11,335,845)	(11,048,284)
Accumulated other comprehensive loss	(47,696)	(53,279)	(55,600)

Total shareholders' equity	553,613	934,234	1,276,936

Total liabilities and shareholders' equity	$5,656,638	$6,067,523	$6,456,930

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
Cash Flows from Operating Activities:
Net loss	$(276,429)	$(75,441)	$(400,518)	$(159,832)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	76,352	93,706	214,742	262,584
Impairments, including on assets held for sale	1,759	57,997	18,472	172,434
Stock-based compensation	8,882	7,184	26,875	23,064
Deferred income taxes	175,375	(66,086)	126,437	(43,354)
Loss (gain) on sale of businesses	14,100	113,909	18,221	(75,619)
Loss (gain) on debt extinguishment	—	—	376	(77,038)
Other	(2,143)	226	(7,516)	128
Decrease (increase) in assets:
Merchandise inventories	(322,818)	(137,257)	(240,522)	(91,235)
Other current assets	(21,621)	(2,293)	60,582	(1,680)
Other assets	143	46	(82)	323
(Decrease) increase in liabilities:
Accounts payable	(81,898)	(15,657)	(72,408)	97,713
Accrued expenses and other current liabilities	137,045	72,146	20,385	97,755
Merchandise credit and gift card liabilities	3,094	(6,323)	1,551	(21,199)
Income taxes payable	(670)	(5,563)	(1,160)	(8,876)
Operating lease assets and liabilities, net	(14,963)	1,757	(16,707)	10,808
Other liabilities	(6,986)	5,193	(13,468)	6,426
Net cash (used in) provided by operating activities	(310,778)	43,544	(264,740)	192,402

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	—	—	(29,997)	—
Redemption of held-to-maturity investment securities	30,000	—	30,000	386,500
Net proceeds from sale of business	—	237,927	—	482,709
Net proceeds from sale of property	—	—	5,000	—
Capital expenditures	(82,995)	(37,995)	(232,470)	(117,316)
Net cash (used in) provided by investing activities	(52,995)	199,932	(227,467)	751,893

Cash Flows from Financing Activities:
Borrowing of long-term debt	—	—	—	236,400
Repayments of long-term debt	—	—	(11,355)	(457,827)
Prepayment under share repurchase agreement	—	(132,615)	—	(132,615)
Repurchase of common stock, including fees	(118,912)	(94,052)	(358,923)	(97,086)
Payment of dividends	(127)	(93)	(767)	(23,063)
Payment of deferred financing fees	—	—	(3,443)	(7,690)
Net cash used in financing activities	(119,039)	(226,760)	(374,488)	(481,881)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,577)	1,404	(88)	3,328

Net (decrease) increase in cash, cash equivalents and restricted cash	(484,389)	18,120	(866,783)	465,742
Change in cash balances classified as held-for-sale	—	—	—	4,815
Net (decrease) increase in cash, cash equivalents and restricted cash	(484,389)	18,120	(866,783)	470,557

Cash, cash equivalents and restricted cash:
Beginning of period	1,024,830	1,476,087	1,407,224	1,023,650
End of period	$540,441	$1,494,207	$540,441	$1,494,207